Exhibit 10.1

April 11, 2003

Peter J. Schied
60 Sunshine Drive
Southampton, PA 18966

Re: Retirement Agreement and General Release

Dear Mr. Schied:

        This letter sets forth the terms and conditions of your retirement and a general release agreement (this “Agreement”) between you and Adolor Corporation and Adolor LLC (the “Company”).

I.     Background

A.     You have advised the Company that you desire to terminate your employment with the Company by retiring early for family considerations. The Company desires to retain your services on a limited basis as set forth herein.

B.     You have been employed by the Company as Senior Vice President and Chief Financial Officer pursuant to a letter agreement dated April 23, 1997 (the “Employment Letter”). You and the Company have agreed to terminate your employment relationship effective August 15, 2003 (the “Employment Termination Date”) on an amicable basis and the parties hereto agree that such termination is without cause.

C.     You and the Company have agreed that on April 30, 2003, you will resign from all officer positions with the Company and its affiliates but you will continue as an employee of the Company until the Employment Termination Date at which time your employment with the Company will terminate. The Company hereby accepts such resignation.

II.     Terms of Agreement

        In order to effect the termination of your employment and to provide you with certain benefits that you would not otherwise be entitled to, you and the Company agree as follows:

1.     This Agreement shall not be in any way construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company except as set forth in this Agreement or otherwise required by law.

2.     Even if you do not sign this Agreement, the Company will pay you any compensation that you have earned through your last day of employment and any accrued vacation benefits. Similarly, even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (‘COBRA”), and you retain all benefits under the Company’s 401(k) Plan.

3.     In exchange for the promises contained in this Agreement and release of claims as set forth below, and provided that you sign this Agreement and return it to me by May 2, 2003 and do not revoke this Agreement as set forth in Section 12(c):

a.     The Company will pay you your current base biweekly salary of $8,750, less applicable deductions, between the date of this Agreement and the Employment Termination Date. The Company will pay you a lump sum amount of $9,187.92 for all vacation accrued through April 11, 2003 and not taken. Such payment will be payable on April 15, 2003.

b.     The Company will pay you a severance allowance in the amount of your current base biweekly salary of $8,750, less applicable deductions, beginning on the Employment Termination Date and ending on August 15, 2004 (the “Severance Term”) to be paid on a biweekly basis (for a total of twenty-six (26) biweekly payments) and in accordance with the Company’s normal payroll process; provided however, that your last payment which shall be made August 20, 2004 for the period ending August 15, 2004, shall be payment for one week which shall be in the amount of $4,505.75. Such amount shall continue to be automatically deposited for your benefit in an account designated by you or at your option and upon your written request sent to you via first class mail.

c.     The Company will pay you a pro-rated bonus of $20,000 for your employment with the Company from January 1, 2003 until the Employment Termination Date. Such bonus will be payable on August 18, 2003.

d.     During the period from April 14, 2003 through August 15, 2003, (i) the Company will provide you with medical insurance coverage similar to the coverage provided to you on the date hereof and (ii) you will be eligible to participate in the Company’s 401(k) plan. Except as expressly provided otherwise herein, all of your other benefits shall cease as of April 11, 2003. You may be able to convert some of your group insurance coverages to individual coverage at your expense, and the Company will provide you with any applicable conversion materials. Also, you are eligible to continue your medical insurance in force after August 30, 2003 at your expense pursuant to the provisions of COBRA, and the Company will send to you COBRA election materials. Attached to this Agreement is a letter from Denise Kerton, Senior Director, Human Resources setting forth specific information with respect to such benefits.

e.     Except as otherwise set forth herein, your stock options shall be governed with respect to each stock option grant, by the terms of the stock option agreement and with respect to all stock option grants, by the provisions of the Adolor Corporation Amended and Restated 1994 Equity Compensation Plan.

f.     On August 15, 2003 (the “Effective Date”), the vesting of all outstanding options to purchase shares of stock of the Company granted or awarded to you shall be accelerated so that you shall immediately vest in all outstanding unvested stock options granted or awarded to you as of the Effective Date. You shall have the ability to exercise all stock options that have vested pursuant to this paragraph or otherwise until the earlier of the (i) term of the option; or (ii) the end of the Severance Term. The Company waives any right of first refusal, right of repurchase or any similar right regarding any shares issued upon the exercise of options or the shares referred to in paragraph 3(g) below, except with respect to any options that have not vested pursuant to this Agreement, or otherwise.

g.     The Company represents to you that all shares of stock underlying the vested stock options referred to in paragraph 3(f) above have been duly registered by the Company in accordance with the Securities Act of 1933 (the “Securities Act”), except for the shares issuable upon exercise of the options granted to you prior to October 1, 2000 which are eligible for resale in accordance with Rule 701 under the Securities Act (the “Rule 701 Shares”). The Company agrees to cooperate with you and to use its reasonable best efforts to facilitate the sale of the Rule 701 Shares pursuant to Rule 701, including without limitation cooperating with your stock broker and issuing necessary instructions to the Company’s stock transfer agent and legal counsel on a timely basis; and, in connection therewith, the Company acknowledges that the only resale limitation imposed by Rule 701, pursuant to Rule 701(g), is the “manner of sale” requirement under Rule 144(f). Within five (5) business days after the Effective Date, unless otherwise required by applicable law and except for the Rule 701 Shares, the Company will direct its transfer agent to remove any stop transfer order or other similar restriction regarding any shares underlying options to purchase stock of the Company held by you and any shares received by you upon exercise of such options. Unless otherwise required by applicable law and except for the Rule 701 Shares, the Company will direct its transfer agent to issue shares received by you upon the exercise of options free of any restrictive legends, stop transfer orders or other similar restrictions.

h.     The Company currently pays the cost of your cellular phone plan. After the Employment Termination Date, you may keep your cellular phone and arrange to transfer the phone plan to your own account if permitted to by the plan provider.

i.     The Company will forward to you any personal e-mail received at your Company e-mail account for a reasonable period of time after the Employment Termination Date.

4.     In consideration of the promises contained in this Agreement, you agree to the following:

a.     On behalf of yourself and anyone claiming through you, you hereby irrevocably and unconditionally release, acquit and forever discharge the Company and/or its parent corporation, subsidiaries, divisions, predecessors, successors and assigns, as well as all of their respective past and present officers, directors, employees, agents, shareholders, joint venturers, partners, trustees, fiduciaries, benefit plans and anyone claiming through them (hereinafter “Releasees” collectively), in their individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages, rights, attorneys’ fees, costs and the like (hereinafter “Claims” collectively), known or unknown, accrued or unaccrued, which you ever had or now have against any of the Releasees from the beginning of time up through the date of your signature below. This General Release includes without limitation all Claims arising out of or relating to your employment with the Company and/or the termination of your employment with the Company. This General Release further includes without limitation all Claims for: (1) employment discrimination based upon sex, race, age, disability, national origin, religion, or any other characteristic protected by law, including without limitation all Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Pennsylvania Human Relations Act, and all other federal, state, or local employment discrimination laws; (2) compensation or benefits except for those payments which are expressly provided for in this Agreement; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress.

b.     That you shall not bring any legal action against any of the Releasees for any Claim(s) waived and released under this Agreement and that you represent and warrant that no such Claim(s) have been filed to date. You further agree that should you bring a legal action raising Claim(s) which are determined to be barred by the above General Release, you will be responsible to pay the reasonable attorneys’ fees and costs incurred by the Releasees in defending against any Claim which is determined to be barred by the General Release (except solely with respect to Claims arising under the ADEA).

c.     That, on or before August 15, 2003, you will pay the outstanding principal and interest due to the Company under the Promissory Note dated March 15, 2000 in the principal amount as of March 15, 2003 of $104,173. If you fail to make this payment, the Company may, in its sole discretion, offset and retain any amounts due under this Agreement against any amounts still outstanding under such Promissory Note.

5.     You shall perform such duties as are assigned to you from time to time by the Chief Executive Officer of the Company through the Employment Termination Date as generally described in Exhibit A attached hereto. You agree to refer any and all requests from third parties with respect to your employment and job performance at the Company to the Company’s Senior Director of Human Resources (or person in comparable position).

6.     This Agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns. More specifically, but not by way of limitation of the foregoing, if you die while severance payments remain to be paid by the Company, your wife or estate shall be entitled to receive such payment under Section 3(b) above. In the event of your death prior to the end of the Severance Term, your unexercised, vested stock options shall be exercisable by your estate or the persons who acquired the right to exercise such stock options by bequest or inheritance, as applicable for the balance of the Severance Term; provided however, notwithstanding the foregoing, no stock option shall be exercisable beyond its terms.

7.     On or before April 30, 2003, you will return to me all of the Company’s property in your possession including, but not limited to, customer lists, mailing lists, account information, samples, price lists and pricing information, any phone cards, and all of the tangible and intangible property belonging to the Company and relating to your employment with the Company. You further represent and warrant that you will not retain any copies, electronic or otherwise, of such property.

8.     During the Severance Term, upon the Company’s reasonable request, you will cooperate with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed by a third party against the Company and in which you are named as a defendant or regarding which you have knowledge; and the Company will reimburse you for any resulting out-of-pocket expenses. Following the Severance Term, you will so cooperate with the Company, and the Company will reimburse you for any resulting lost wages or out-of-pocket expenses.

9.     You will comply with the terms of the attached Confidentiality and Non-Use Agreement dated as of April 15, 1997 and the attached Employee Noncompetition, Nondisclosure and Developments Agreement dated as of May 8, 1997 (the “Noncompetition Agreement”), the terms of both of which are attached hereto as Exhibit B and incorporated herein as if set forth in full herein, except that your obligations set forth in the second sentence of paragraph 1 of the Noncompetition Agreement shall continue during the Severance Term. You know and understand that the obligations contained therein shall survive execution of this Agreement and your termination of employment.

10.     You agree that you will not make any comments relating to the Company or its employees which are critical, derogatory or which would injure the business of the Company. You agree to provide reasonable assistance at the request of the Company to accomplish an orderly transition of your responsibilities, including without limitation, reasonable assistance to assure that the Company has access to all documents, including computer files, maintained by you in your capacity as an employee of the Company. The Company will refrain from making any statements which are disparaging of you or from doing any act or making any statement which would be damaging to your business or reputation. Nothing herein is intended to be a waiver of any rights you may have under the Company’s directors’ and officers’ liability insurance or other indemnification provisions of Incorporation or Bylaws.

11.     In the event that you breach any of your obligations under Section 4b, or Sections 8 through 11, any outstanding obligations of the Company hereunder shall immediately terminate, and any payments previously made to you pursuant to Section 3 shall be returned to the Company.

12.     You also acknowledge that you have been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:

a.     You should consult with an attorney before signing this Agreement;

b.     You have twenty-one (21) days from the date of this letter to consider this Agreement;

c.     You have seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until that revocation period has expired.

13.     The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

14.     This Agreement sets forth the entire agreement between you and the Company and except as set forth herein supersedes any and all prior oral or written agreements or understandings between you and the Company concerning the subject matter of this Agreement, including without limitation the Employment Letter. This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company. This Agreement shall be governed by the substantive laws of the Commonwealth of Pennsylvania without regard to any principles of conflict of law. Any action which arises under or relates to this Agreement shall be brought in federal court in Pennsylvania (or the state courts of Pennsylvania if there is no federal jurisdiction), and you hereby consent to jurisdiction and venue in those courts.

15.     You represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Retirement Agreement and General Release.

16.     The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company, the Company has the requisite corporate authority to execute and deliver this Agreement and the Company is not a party to any agreement or understanding which would prevent the fulfillment by the Company of the terms of this Agreement.

        By signing below, you agree to be legally bound by the terms of this Agreement and acknowledge that you have carefully read and completely understand the terms of this Agreement and are signing it knowingly, voluntarily and without duress, coercion, or undue influence.

Accepted and agreed to on behalf of the Company by:

/s/ Bruce A. Peacock

Bruce A. Peacock
Chief Executive Officer
Adolor Corporation

Accepted and agreed to by:

/s/ Peter J. Schied

Peter J. Schied              Date April 11, 2003

EXHIBIT A

General Description of Duties for the period April 14, 2003 through July 31, 2003:

Provide services of approximately 5 days per month the timing of which shall be mutually agreeable by Adolor (Bruce A. Peacock, CEO) and Peter Schied in the following areas.

Ensure an orderly transition of the duties of the Chief Financial Officer, including Accounting, Investor Relations, Tax and Insurance.

Continue involvement with respect to the completion of the 700 Pennsylvania build to suit lease, as specifically agreed with Bruce A. Peacock.